Exhibit 99.2

VANTAGE ENRGY SERVICES, INC. COMPLETES INITIAL PUBLIC OFFERING

May 30, 2007 — New York, NY — Vantage Energy Services, Inc. (AMEX:VTG.U) (the “Company”) announced today that it has closed its initial public offering of 34,500,000 units (including the full exercise of the underwriters’ over-allotment option).  The units were sold at an offering price of $8.00 per unit.  Each unit issued in the initial public offering consists of one share of the Company’s common stock, $.001 par value per share (the “Common Stock”), and one warrant to purchase one share of Common Stock.  Prior to the effectiveness of the public offering, the Company consummated a private placement of 375,000 units at $8.00 per unit and 3,000,000 warrants at $1.00 per warrant, for an aggregate of $6,000,000,  to certain officers and directors of the Company.  The units and warrants sold in the private placement are substantially similar to those units, and warrants underlying the units sold in the initial public offering.  The initial public offering and the private placement generated gross proceeds in an aggregate amount of $282,000,000 to the Company.  Deutsche Bank Securities Inc. acted as sole book runner of the initial public offering.  Ellenoff Grossman & Schole LLP acted as counsel to Vantage Energy Services, Inc. and Skadden, Arps, Slate, Meagher & Flom LLP acted as counsel to the underwriters.

The Company has been informed by Deutsche Bank that the holders of the Company’s units may separately trade the common stock and warrants included in such units commencing on June 8, 2007.  Those units not separated will continue to trade on the American Stock Exchange under the symbol “VTG.U”.  The common stock and warrants will be listed on the American Stock Exchange under the symbols “VTG” and “VTG.WS”, respectively.

Vantage Energy Services, Inc. is a newly organized blank check company formed for the purpose of acquiring, through merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination, one or more domestic or international operating businesses in the oilfield services industry.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on May 23, 2007.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.  A copy of the prospectus relating to this offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005.

Company Contact:

Paul A. Bragg

Chairman and Chief Executive Officer

Telephone – (713) 839 8856

braggpa@yahoo.com